EXHIBIT 10.08

                                    EXCLUSIVE PRODUCT SALES AGREEMENT

This Agreement, entered into by and between AGRI BIO - SCIENCES, INC., a Texas Corporation, (hereinafter referred to as AGRI); and GLOBAL FARM SCIENCES, INC., a Texas corporation; (hereinafter referred to as GLOBAL):

                                                WITNESSETH:

WHEREAS, AGRI is engaged in the business of mining, processing, blending, bagging and marketing micronutrient fertilizers under the trade name of MICRO MIN; and

WHEREAS,  AGRI has a  micronutrient  processing  plant  facility in Bay Springs,
Mississippi,   suitable  for  the  mining,   processing  and   manufacturing  of
micronutrient products, and

WHEREAS,  AGRI is the sole and exclusive owner of all right,  title and interest
in  and  to  the  trademark  "MICRO  MIN",   including  the  various   trademark
registrations relating thereto; and

WHEREAS, AGRI management has designed and perfected a particular computer software program which allows any compatible computer system to receive and extrapolate raw data obtained from soil, water and plant samples and then make recommendations as to type and amount of fertilization that a particular soil requires to increase crop production and create a healthier soil; and

WHEREAS, GLOBAL is currently structuring and implementing a micronutrient sales program in Mexico and now wishes to have an exclusive representation of AGRI'S product (s) in a particular market place; and

WHEREAS, AGRI recognizes the selling expertise of GLOBAL and its ability to properly finance and pursue the sales of AGRI'S products in a business-like method; and

NOW THEREFORE, taking into account the mutual promises and covenants hereinafter set forth and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows;

                                          ARTICLE I (Definitions)

The definitions and comments included below shall apply to the terms and the transactions arising hereunder:

         a. Product

Shall mean the micronutrient product produced and sold under the trade name of MICRO MIN (Concentrate) or any other micronutrient products produced by AGRI,

          b. Trademark

Shall be the trademark registered in the United States of America and any and all other countries by and for AGRI, operating in conjunction with any and all contracted entities for MICRO MIN and any other Products developed by AGRI.

                                    ARTICLES II (Exclusive Appointment)

a. GLOBAL is hereby appointed as the EXCLUSIVE Product (s) sales representative in the follow area which we shall refer to as the TERRITORY in accordance with the terms and meaning of this Agreement.

                                    TERRITORY

             MEXICO, CENTRAL AMERICA, SOUTH AMERICA, THE MIDDLE EAST

b. These are areas wherein the management of GLOBAL has already introduced AGRI'S product MICRO MIN and currently has certain representation already working in these same areas. Therefore, GLOBAL may appoint sub-contractors employees, or other technical entities whether individual or corporate to assist in any and all sales and technical efforts in the area of the TERRITORY.

c. All such sub-contractors, employees, or technical entities appointed by GLOBAL to assist then under this agreement shall report directly to and be responsible to GLOBAL. AGRI will not acknowledge or have any responsibilities under any such contractual relationship with any such entity appointed by GLOBAL. Further, all such business relationships between GLOBAL and any over entity must be exclusively maintained between GLOBAL and the individual or corporate technician appointee. GLOBAL shall inform all such appointees that their labors and expertise are for the express benefit of GLOBAL and that any and all costs derived from these benefits are the express obligation of GLOBAL.

d. It is anticipated that GLOBAL will start initial sales activities in the country of Mexico during the latter part of 1998 because of the beginning sales activities of GLOBAL'S Mexican associates. Therefore, to maintain this Agreement in full force and effect, GLOBAL agrees to purchase one thousand (2,000) metric tons of Product from AGRI within the 1999 calendar year. Thereafter, GLOBAL agrees to buy at least two thousand (2,000) metric tons of ABSI'S product in calendar year 2000. During each of the third and succeeding years, GLOBAL agrees to buy at least three thousand (3,000) metric tons per year of ABSI'S product.

e. It is further mutually agree to that such AGRI products purchased under this Agreement by GLOBAL will be specifically designed for the farming market place in the TERRITORY and prepared and blended expressly for those country's farmers. Said Product therefore may not be altered in any way; nor rebagged or otherwise changed from that form and fashion originally manufactured and bagged by AGRI at it's plant in Mississippi.

f. Should GLOBAL fail to purchase such tonnage as mandated herein, then both parties hereto agree that further contractual obligations hereunder, shall be terminated, including any exclusive sales rights to sell Products. And this Agreement shall then be considered null, void and held for naught. Thereafter, in that instance, all parties hereto shall be free to seek other arrangements and other contracts relative to their respective and individual corporate affairs without any further regard to this Agreement or any obligations contained herein.

                                        ARTICLE III (PRODUCT COSTS)

a. GLOBAL shall pay AGRI the sum of SIX HUNDRED TWENTY USA Dollars (US$620.00) for each metric ton of Product purchased. (See Exhibit "A"), All such purchases shall be FOB AGRI'S plant facility in Bay Springs. Mississippi.

b. At the time GLOBAL submits a purchase order to AGRI for Product, GLOBAL will also submit a corporate check in the amount of $305.00 for each metric ton of Product so ordered. Within 90 days from the date such Product is received by GLOBAL'S freight agents, FOB Bay Springs, Mississippi, GLOBAL will then remit a check in the amount of $315.00 for each metric ton of product previously received. As an example: GLOBAL Purchase Order #101 for 100 metric tons of Product will be accompanied by a GLOBAL corporate check in the amount of $30,500 (US$315.00 per metric ton). Within ninety (90) days from the date GLOBAL'S freight agents take possession of the product, GLOBAL will remit a second corporate check in the amount of $315.00 per ton or a total of $31,500 which will cover the remaining amount due on purchase order #101.

c. Such sale price FOB AGRI'S plant facility, as set forth above, is based on AGRI'S costs of production and expected profit for each metric ton of product so manufactured. However, AGRI has the responsibility to shareholders to maintain a net profit consistent with investment, research and development, and expertise. GLOBAL has a similar responsibility. Therefore, only those increases in costs of labor and/or materials experienced by AGRI in the production of it's micronutrient products shall be passed on to GLOBAL. Further, such increases in product costs to GLOBAL will made only after 30 days written notice of such increase in product price to GLOBAL.

d. However, such FOB price adjustments to GLOBAL, as reflected above, shall only be made when such increases in labor and material to AGRI'S manufacturing costs approximate five (5) percent of the FOB price. Lesser increases in production costs will be borne by AGRI.

e. All purchases of Product (s) shall be in the form of a properly signed GLOBAL purchase order indicating the amount of Product ordered; detailed shipping instructions; and accompanied by a check drawn on a USA bank acceptable to AGRI which shall represent payment as indicated in ARTICLE III b. above, Any other arrangement for the purchase of Product must be negotiated between the parties hereto and an addendum representing any changes must be signed and made a part of this Agreement.

f. Bag design, graphics and printing shall be the responsibility of AGRI and all costs associated with the design, size, printing and production shall be borne by AGRI. GLOBAL may suggest and specify changes in the bag design and/or bag size currently in use by AGRI in the packaging of it's Products. However, GLOBAL shall defray any additional costs that may be directly associated with any such changes in bag size and/or printing requested by GLOBAL and adopted by AGRI.

                                           ARTICLE IV (FREIGHT)

a. It shall be GLOBAL'S obligation to manage all freight forwarding from AGRI'S plant facility in Mississippi to whatever destination requested by GLOBAL. Further, all costs associated with such freight forwarding, including, but not limited to freight forwarders fees, shall be the sole responsibility of GLOBAL.

b. All bagged Product sold to GLOBAL by AGRI and destined for a specific port in any territory authorized under this Agreement, must be delivered to that destination without recourse. Such shipments may not be rerouted to any destination outside the TERRITORY as indicated herein and authorized under this Agreement.

                                          ARTICLE V (WARRANTIES)

a. It is mutually understood that this Agreement shall be binding upon the parties hereto, their successors, assigns, and legal representatives, the same as if the latter had been the original parties to this Agreement.

b. This Agreement shall be governed by the laws of the State of Texas, United States of America, as if all actions to be performed hereunder, were performed in the State of Texas. The venue of any dispute hereunder shall be Harris County, Texas.

                                  ARTICLE  VI (TERMINATION OF AGREEMENT)

a. It is agreed to by and between the parties hereto that this Agreement may be unilaterally terminated by a party because of any one or more of the following reasons:

1. The entering into bankruptcy and/or the insolvency of the other party hereto.

2. The liquidation of major corporate assets of the other party which would then tend to disrupt or materially effect the normal day to day operation of the other party involved in such liquidation.

3. The termination of normal corporate activities by the other party and the subsequent absence of experienced corporate officers of the other party.

4. Breach of this Agreement by the other party.

b. Should this Agreement be terminated for ANY REASON whatsoever, both parties hereby agree that neither party hereto shall be liable to any other party for any consequential damage, which may be caused by such termination.

                                        ARTICLE  VII (Assignments)

a. The effects of this agreement shall be for the mutual benefit of the parties hereto and shall therefore be binding on these parties. Further, notwithstanding the authorization of GLOBAL to appoint one or more technical and/or sales representatives, sub-contractors, or other technical entity, this agreement shall not be transferred totally or in part to any third party without the written consent of AGRI.

b. Should this agreement be canceled for whatever reason, all appointments, arrangements, agreements and understandings made by GLOBAL in whatever area, and to whomever, shall simultaneously be considered to be voided, annulled and held for naught.

                                        ARTICLE VIII (Relationship)

a. Nothing herein contained shall constitute a partnership or joint venture by the parties hereto and neither party shall hold itself out contrary to the terms of this Article or this Agreement. GLOBAL acknowledges that it has no ownership interest in the products, trade names or trademarks of AGRI or any patents, copyrights or registrations relating to such. It is also understood by and between the parties hereto that this agreement shall not establish an agency relationship; nor a franchise relationship, or any other relationship other than simply that of "SELLER" and "PURCHASER", Further, for the purpose of this Agreement, GLOBAL must be considered an independent contractor and it is therefore solely responsible for any and all obligations incurred by it through contracts or other agreements made between them and any other person or entity. Any agreement or agreements or other understandings between GLOBAL and any other person or entity will in no way be assumed as to be part of this Agreement.

b. Further, neither party hereto shall become liable to any third party by reason of any representation act or omission of to other contrary to the provisions hereof.

c. If is further agreed to that each party hereto shall hold the other harmless from any and all liability, expense. loss and damage for injuries or death to persons or damage to property on account of the indemnifying party's negligent or intentional acts or omissions.

d. It is further agreed to that neither party shall be liable to the other for any consequential loss or damage such as delay in delivery.

                                     ARTICLE  IX (Term of Agreements)

The Term of this Agreement shall be for a period of five (5) years from the date of signing this Agreement. GLOBAL has the right to renew this Agreement at the end of that period for another five (5) years by ninety days prior written notice to AGRI indicating such intention. However, this Agreement shall be considered to be automatically extended for the additional period of five (5) years IF no written notice is presented to AGRI within the specified time.

                                      ARTICLE  X (Binding Agreement)

a. It is mutually understood that this Agreement shall be binding upon the parties hereto, their successors, assigns, and legal representatives' the same as if the latter had been the original parties to this Agreement.

b. It is mutually agreed that this Agreement shall be governed by the laws of the state of TEXAS as if all actions to be performed hereunder were performed in the state of TEXAS.

c. Should litigation. in whatever form, be instituted in regard to any provision of this Agreement by any party hereto or on the part of any party hereto, then in that event the party prevailing in such litigation shall be entitled to recover its costs incurred in the pursuit of such litigation from the losing party.

d. Both parties hereto further agree that this written instrument contains the entire Agreement of the parties hereto, and that no change or modification of this Agreement shall be valid unless such chase or modifications made in writing and signed by all parties hereto. No waiver by a party hereto of any right under this Agreement shall be valid unless in writing by the party against whom such waiver is sought to be enforced; further, this This Agreement supersedes all prior written agreements, verbal contracts Ad understandings between the parties hereto:

IN WITNESS WHEREOF AGRI and GLOBAL have caused this Agreement to be signed and executed by them or then duly authorized officers and their corporate seals to be affixed hereto this day of August, I998.

AGRI BIO - SCIENCES, INC.

By: /s/ Lester H. Stephens  Lester H. Stephens President

GLOBAL FARM SCIENCES, INC.

By: /s/ M.M. Kalish M. M. Kalish President

STATE OF TEXAS
COUNTY OF HARRIS
HOUSTON, TEXAS.

Personally appeared before one, else undersigned authority in and far the aforesaid jurisdiction' the within named Lester H. Stephens, President of Agri Bio - Sciences, Inc., a Delaware Corporation, and that he has signed and delivered the foregoing Agreement on the date and year therein mentioned as an act and deed of said corporation having authorization to do so.

Given under my hand and official seal on this 31st day of August 1998.

My Commission Expires:

 STATE OF TEXAS
COUNTY OF HARRIS
HOUSTON, TEXAS.

Personally appeared before me, the undersigned authority in and for the aforesaid jurisdiction, the within named , M. M. Kalish, President of GLOBAL FARM SCIENCES, Inc., a Texas Corporation, who stares that he has signed and delivered the foregoing Agreement on the date and year therein mentioned as an act and deed of said corporation first having authorization to do so.

Given under my hand and official seal on this 31st day of August 1998.

My Commission Expires:



MICRO MIN (Concentrate) License No.  (Blend "E").

Zinc              (Zn)     4.0      %

Manganese         (Mn)     4.0      %

Iron              (Fe)     3.25     %

Copper   (Cu)     0.2      %

Cobalt            (Co)     0.014    %

Molybdenum        (Mo)     0.002    %

Boron             (B)      Trace    %

Montmorillonite Clay, Carrier